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                                                                    Exhibit 99.1


[TICKETS.COM(SM) LOGO - THE INNOVATIVE, FLEXIBLE TICKETING COMPANY(SM)]



FOR IMMEDIATE RELEASE

                   TICKETS.COM RELEASES FOURTH QUARTER RESULTS

                    COMPANY SECURES $20 MILLION IN FINANCING


COSTA MESA, CA. - March 15, 2002 - Tickets.com (Nasdaq: TIXX), a leading ticketing services provider for live events, today reported financial results for the fourth quarter ending December 31, 2001. The company also secured $20 million in financing from existing investor General Atlantic Partners, to fund future growth and working capital needs, announced Tickets.com CEO, Ron Bension.

The company's fourth quarter results were impacted by the fallout from the September 11th attacks. Cancelled events and poor attendance at those events that were held, significantly reduced the company's earnings for the quarter. Throughout the difficult economic environment of the fourth quarter, however, the Company has maintained its ongoing focus on reducing its overall cost structure. The Q4 results demonstrate a continuation of a process to build the pipeline for top-line growth while concurrently reducing costs and enhancing efficiency at all levels.

Tickets.com's business philosophy has enabled the company to remain flexible while aggressively developing new technology to better attract and service clients. Specifically the company now provides a suite of services including their unique private label software, Internet ticketing solutions and complete outsourcing services. This technology is currently being utilized by 20 of the 30 Major League baseball teams and some of the industry's most prestigious entertainment and sports venues, including some new additions, the renowned 9:30 Club, the Greensboro Coliseum and the Mohegan Sun Casino.

At the end of the fourth quarter, Tickets.com announced the hiring of Ron Bension, a seasoned recreational entertainment executive as CEO. Bension's extensive experience uniquely qualifies him to lead the company as it enters the next phase of its business cycle. "Although our business experienced reduced revenue due to the widespread effect of September 11, we remain confident in continued growth and to providing the best ticketing service, technology and state of the art functionality for clients," said Bension. "This financing further demonstrates the confidence that our investors have in our business model and the potential it represents in 2002 and beyond".

Due to the impact of September 11th and the capital required to bring on-line several major new clients signed in the quarter, the company projected the need for additional funding to support future operations. This new round of financing will address the short-term working capital requirements and provide the company with significant funding to continue its growth.

"Despite the challenging business environment in Q4 and its impact on the performance of Tickets.com, we are pleased to deepen our relationship with the company" said Braden Kelly, partner at General Atlantic Partners. "We believe Tickets.com has the leadership, assets, and long-term orientation required to create continued innovation in the ticketing industry and build an attractive business. The company's intense focus on driving customer satisfaction is consistent with our philosophy of how great businesses are built."

The Company will receive proceeds of $20 million from the issuance of approximately 8.5 million shares of Series G Preferred Stock. The company will use the proceeds to address near-term liquidity demands and longer term growth opportunities. The Series G Preferred Stock is initially convertible into shares of Tickets.com common stock representing approximately 33.4 percent of the company's voting power on a fully diluted basis and, when combined with General Atlantic's other stock holdings in the company, will result in General Atlantic holding a majority of the company's outstanding equity. In addition, the Company will issue General Atlantic warrants to


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purchase 1.8 million shares of its common stock. Additional terms of the financing will be set forth in a Current Report on Form 8-K to be filed with the SEC.

Driven by a combination of cancelled events and attendance drop-off precipitated by the September 11th tragedy, net revenues in the fourth quarter of 2001 fell
36.6 percent to $9.7 million from $15.3 million in the same quarter a year ago. For the full year, the company reported net revenues of $56.1 million, which represents a 4.4 percent decrease to the prior year's figure of $58.7 million.

The company posted solid margin expansion during 2001, with a full year gross margin of 42.8 percent as compared to 35.8 percent for 2000. The fourth quarter margin of 36.0 percent represents a significant reduction from prior year and internal expectations, and was driven primarily by a softer top-line and costs associated with event cancellations.

The company's operating expenses, however, continued to decrease, to $13.9 million in the fourth quarter, down 15.0 percent from the previous quarter, and
33.5 percent from $21.0 million posted in the fourth quarter of 2000. Tickets.com's ongoing focus on tighter expense management continues to produce meaningful cost savings across numerous areas of the business. For the full year of 2001, the company incurred operating expenses of $65.6 million excluding the impact of non-recurring items. Total operating expenses for 2001 represent a 30 percent reduction versus 2000, net of non-recurring items.

The net loss to common shareholders for the fourth quarter was $10.8 million, or $1.45 per diluted share. This compares with a net loss, of $13.8 million, or $1.87 per share (adjusted for the August one-for-eight reverse stock split) in the fourth quarter of 2000. For the full year 2001, the net loss was $57.2 million. This compares to a net loss in 2000 of $105.7 million. The above referenced net loss figures include a number of non-cash charges.

EBITDA (earnings before interest, taxes, depreciation and amortization) loss for the fourth quarter was $6.1 million as compared to $9.6 million in the fourth quarter of 2000. For the full year, the EBITDA loss was $39.6 million as compared to $91.6 million for the prior year. Pro forma EBITDA (which excludes the affect of certain non-cash prepaid marketing and advertising relationships) loss for the fourth quarter was $6.0 million. This softer performance versus the third quarter of 2001 primarily reflects the impact of revenue shortfalls. For the full year, the pro-forma EBITDA loss of $21.9 million reflects a 55.9 percent improvement versus the prior year loss of $49.7 million. Pro forma EBITDA is presented in addition to results provided in accordance with U.S. generally accepted accounting principles (GAAP). Management measures the progress of the business using this pro forma information as an indicator of operating cash usage.

"Our youth and flexibility are ultimately competitive advantages in this evolving industry. Tickets.com's ability to be nimble and aggressive has resulted in developing state-of-the-art services for the industry that supercede previously existing options. We remain optimistic that these advantages will culminate in success," said Bension.

ABOUT GENERAL ATLANTIC

General Atlantic Partners, LLC, is the world's leading private equity investment firm focused exclusively on investing in information technology and communications businesses globally. The firm was founded in 1980 and has over $3 billion of capital available for investment. General Atlantic has invested in over 120 companies and has current holdings in over 60 companies, of which almost one-third are based outside the United States and which include Critical Path, E*TRADE Group, Inc., Eclipsys, Exact, EXE Technologies, Exult, Firepond, iFormation Group,


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Manugistics, Predictive Systems, ProBusiness, Rebus, Screaming Media, SESA,
Upromise, Xchanging and Zagat. The firm is distinguished within the investment community by its deep experience and expertise in information technology, its global perspective and worldwide presence, its long-term approach to investments, and its commitment to provide sustained strategic assistance for its portfolio companies. General Atlantic has about 90 professionals among its 130 employees worldwide with offices in Greenwich, New York, Palo Alto, Reston, London, Dusseldorf, Singapore, Tokyo, Hong Kong, and Sao Paulo. See www.gapartners.com for additional information.

ABOUT TICKETS.COM

Tickets.com is a leading live event business-to-business ticketing solutions provider. The company facilitates the sale of tickets by enabling venues and entertainment organizations with proprietary and cutting edge software, retail outlets, call centers and interactive voice response (IVR) systems. Tickets.com develops private label Ticketing Gateways(SM) to enable live entertainment organizations with e-commerce distribution platforms. The company also sells tickets directly to consumers at http://www.tickets.com, providing tickets and information on virtually all events and entertainment organizations, as well as offering related products and services. Tickets.com's automated ticketing solutions are used by thousands of entertainment organizations such as leading performing arts centers, professional sports organizations and various stadiums and arenas in the U.S., Canada, Europe, Australia and Latin America. Tickets.com is the official ticketing supplier to the 2002 Olympic Winter Games as well as the official online ticketing solutions provider for MLB Advanced Media, LP.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are not guarantees of future growth or performance and involve risks, uncertainties and assumptions that are difficult to predict including changes and additions to the management team of the Company; the Company's dependence on increasing ticket sales; seasonality; public attendance at events hosted by venues utilizing the services of the Company; continuing public acceptance of the Internet as a viable means to locate and acquire tickets to events; ability to increase Internet ticketing revenue; the acceptance of an open ticketing environment; strikes or work stoppages in the sports and entertainment industry; the Company's ability to execute its announced reorganization; ability to manage its financial resources effectively; ability to accelerate profitability as currently anticipated; the Company's ability to meet its ongoing operating expenses and revenue targets; and the execution of partnerships or agreements for international expansion. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Tickets.com, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Tickets.com, Inc.'s actual results to differ are (i) the Company's ability to become the market leader in Internet ticketing, (ii) its ability to increase brand recognition and extend consumer reach, (iii) the Company's ability to broaden distribution via emerging channels and to drive Web-based transactions and increase technological efficiencies, (iv) changes in general economic conditions, increased or unexpected competition, (v) fluctuations in customer demand, particularly those that might results from a Major League Baseball strike, (vi) the continued availability of financing for the Company's business and other matters disclosed in Tickets.com, Inc.'s filings with the Securities and Exchange Commission from time to time. Tickets.com, Inc.'s profitability, cash burn rate, long-term success, 2002 earnings are among these forward-looking statements.


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                                TICKETS.COM, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 Three Months Ended                     Year Ended
                                                                     December 31,                       December 31,
                                                                2001             2000             2001              2000
                                                              --------         --------         --------         ---------
                                                                    (unaudited)                        (unaudited)
Net revenues                                                  $  9,687         $ 15,294         $ 56,131         $  58,670

Cost of Services                                                 6,195            8,409           32,136            37,651
                                                              --------         --------         --------         ---------
Gross profit                                                     3,492            6,885           23,995            21,019
                                                              --------         --------         --------         ---------
Gross margin % of net revenue                                    36.05%           45.02%           42.75%            35.83%

Operating Expenses
   Sales & Marketing Expenses                                    3,681            9,087           19,290            39,401
   Technology Development                                        2,675            2,265           10,408            13,901
   General & Administrative                                      5,137            7,249           26,397            30,678
   Amortization of Intangibles                                   2,455            2,358            9,534             9,799
   Restructuring                                                     0                0           (2,669)           35,124
   Impairment of Long Lived Assets                                   0                0           17,952                 0
                                                              --------         --------         --------         ---------
      Total Operating Expenses                                  13,947           20,959           80,911           128,903
                                                              --------         --------         --------         ---------
Income (loss) from operations                                  (10,455)         (14,074)         (56,916)         (107,884)

   Other income (expenses)                                         134              187              447             2,272
   Minority Interest                                                97               58              241               (10)
                                                              --------         --------         --------         ---------
Total other income (expense)                                       231              245              688             2,262
Income (loss) before income tax                                (10,224)         (13,829)         (56,228)         (105,622)
Tax provision (benefit)                                             39               (3)             111               107
                                                              --------         --------         --------         ---------
Net loss                                                       (10,263)         (13,826)         (56,339)         (105,729)

Preferred dividends                                                390                0              705                 0
Accretion of issuance costs                                        137                0              137                 0
                                                              --------         --------         --------         ---------
Net loss available to common shareholders                     ($10,790)        ($13,826)        ($57,181)        ($105,729)
                                                              ========         ========         ========         =========
Basic and diluted net loss per share                          ($  1.45)        ($  1.87)        ($  7.70)        ($  14.43)
     Weighted average common shares - basic and diluted          7,439            7,410            7,426             7,327


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                                TICKETS.COM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              DECEMBER 31,
                                                          2001           2000
                                                        -------       --------
                                                              (UNAUDITED)
             ASSETS
Cash & cash equivalents                                 $11,330       $ 20,026
Other current assets                                     13,775         31,025
                                                        -------       --------
     Total current assets                                25,105         51,051
                                                        -------       --------



Property and equipment, net                              14,516         16,920
Goodwill and other intangibles, net                      40,518         48,604
Other assets                                              4,278         14,841
                                                        -------       --------
     Total assets                                       $84,417       $131,416
                                                        =======       ========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                     $21,407       $ 26,075
Long-term debt and capital lease obligations                249          1,406
Other long-term liabilities                                 701          1,916
Stockholders' equity                                     62,060        102,019
                                                        -------       --------
     Total liabilities and stockholders' equity         $84,417       $131,416
                                                        -------       --------


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


                                TICKETS.COM, INC.
                      CONSOLIDATED - EBITDA RECONCILIATION
                 FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               Three Months Ended                 Year Ended
                                                  December 31,                    December 31,
                                              2001            2000            2001             2000
                                            --------        --------        --------        ---------
                                                  (unaudited)                       (unaudited)
Loss from operations                        ($10,455)       ($14,074)       ($56,916)       ($107,884)

Add back:
      Depreciation and amortization            4,313           4,517          17,344           16,286
                                            --------        --------        --------        ---------

EBITDA                                        (6,142)         (9,557)        (39,573)         (91,598)

Add back:
      Non-cash marketing expenses                165           1,813           2,411            5,747
      Restructuring charges                        0               0          (2,669)          35,124
      Abandoned acquisition costs                  0               0               0              995
      Impairment of long-lived assets              0               0          17,953                0
                                            --------        --------        --------        ---------


 Pro forma EBITDA loss                      ($ 5,977)       ($ 7,744)       ($21,878)       ($ 49,732)
                                            --------        --------        --------        ---------


 Pro forma EBITDA loss per share            ($  0.80)       ($  1.05)       ($  2.95)       ($   6.79)

      Weighted average common shares           7,439           7,410           7,426            7,327


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